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                                                              EXHIBIT 99.3(e)(5)

                                AMENDMENT TO THE
                             J.D. EDWARDS & COMPANY
                        MANAGEMENT CHANGE IN CONTROL PLAN

         The J.D. Edwards & Company Management Change in Control Plan is hereby amended, effective immediately before the Effective Time (as that term is defined in the Agreement and Plan of Merger by and among J.D. Edwards & Company, PeopleSoft, Inc. and J.D. Edwards Acquisition Corporation (the "Merger Agreement")), and contingent upon the consummation of the transactions contemplated by the Merger Agreement:

1.       Article II(5) is deleted and replaced with:

         "Cause" shall mean:

         (i) a material act of dishonesty by Participant in connection with the Participant's employment with the Company;

         (ii) the Participant's conviction of, or plea of nolo contendere to, a felony;

         (iii) the Participant's failure to perform reasonably assigned duties after the Participant has received a written demand for performance which includes reasonable detail describing his or her nonperformance;

         (iv) the Participant's material breach of his or her obligations as an officer/employee of the Company; or

         (v) the Participant's failure to materially comply with the Company's policies.

         With respect to clauses (iii), (iv) and (v), such actions shall not constitute Cause if they are cured by the Participant within thirty
         (30) days following delivery to the Participant of a written explanation specifying the basis for the Company's belief that it has Cause, provided that the Company deems such action capable of being cured.

2. Article II(6) is amended by adding the following sentence to the end thereof:

         Notwithstanding any other provision of this Plan to the contrary, in no event shall a Change in Control be deemed to occur with respect to any event that occurs after the consummation of the transactions contemplated by the Merger Agreement.

3.       A new Article II(6A) is added to read as follows:

         "Closing" shall mean the closing of the transactions contemplated by the Merger Agreement.

4.       Article II(13) is deleted and replaced with:

         "Involuntary Termination" shall mean

         (i) the occurrence of one or more of the following ("Involuntary Termination Events"):

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                           (a)      the significant reduction of the
                                    Participant's title, duties or
                                    responsibilities relative to those in effect immediately prior to such reduction (excluding any reasonable changes that are the direct and necessary result of the Company becoming a subsidiary in a larger controlled group of corporations);

                           (b) a reduction in the annual base salary or in the maximum dollar amount of potential annual cash bonuses relative to the annual base salary and maximum dollar amount of potential annual cash bonuses as in effect immediately prior to such reduction, unless after such reduction the Participant's annual base salary and potential annual cash bonus remain within the range of annual salaries and cash bonuses for similarly-situated employees of Palomino or its affiliates;

                           (c) a failure by the Company to provide the Participant with an employee benefits package that is substantially comparable in the aggregate to the employee benefits package provided to all employees of the Company or its affiliates who are of a similar rank or level as the Participant; or

                           (d) the relocation of the Participant to a facility or a location more than 50 miles from the Participant's then present location, provided that Participant's commute is longer in miles as a result of the relocation compared to Participant's commute to the current location; and

         (ii) an Involuntary Termination Event continues for more than thirty (30) days after delivery of written notice by the Participant to the Company specifying the circumstances of the alleged Involuntary Termination, which notice must be delivered to the Company within five (5) business days of the Involuntary Termination Event, and

         (iii) the Participant resigns from all positions with the Company or its successor within ten (10) days of the expiration of Company's 30 day cure period, where such Involuntary Termination Event is still ongoing.

         Notwithstanding any other provision of this Plan to the contrary, in no event shall a Participant be entitled to any benefits hereunder unless the Participant actually terminates employment with the Company as a result of a reason described in this provision.

5.       A new Article II(13A) is added to read as follows:

         "Merger Agreement" shall mean the Agreement and Plan of Merger by and among J.D. Edwards & Company, PeopleSoft, Inc. and J.D. Edwards Acquisition Corporation.

6.       Article IV(1) is deleted and replaced with :

         1.       Change in Control Benefits.

                  (a) If the Participant is terminated without Cause upon the Closing, then, subject to Article V hereof, he or she shall receive the benefits provided under the Plan prior to its amendment pursuant hereto (and shall not receive any additional benefits as

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         set forth herein). Provided, however, that notwithstanding the
         Participant's Notice of Participation, Company-Paid Coverage as defined in subparagraph (d)(ii) below shall be provided to a Participant described in the preceding sentence for a period that ends on the earlier of (i) six (6) months, or (ii) the date that the Participant and his or her covered dependents become covered under another employer's employee benefit plans providing benefits and levels of coverage comparable to the Company-Paid Coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for the Participant and his or her covered dependents shall be the date upon which Company-Paid Coverage terminates.

                  (b) If a Participant remains employed by the Company immediately following the Closing, then, subject to Article V hereof, he or she shall be paid twenty-five percent (25%) of the Participant's Severance Payment. Such amount shall be paid by the Company to the Participant in a single lump sum payment, less applicable tax withholding, within 30 days after the Closing.

                  (c) If the Participant remains employed by the Company one year after the Closing then, subject to Article V hereof, he or she shall be paid an additional twenty-five percent (25%) of the Participant's Severance Payment. Such amount shall be paid by the Company to the Participant in a single lump sum payment, less applicable tax withholding, within 30 days after one year after the Closing.

                  (d)      (i)      If the Participant's employment is
                  terminated without Cause or as a result of an Involuntary Termination Event, at any time within the fifteen (15) month period following the Closing then, subject to Article V hereof, he or she shall be paid fifty percent (50%) of the Participant's Severance Payment. Such amount shall be paid by the Company to the Participant in a single lump sum payment, less applicable tax withholding, within 30 days after the Participant's termination of employment, provided that Participant has executed and not revoked a release as required by Article III(1) of the Plan. In addition, if the Participant does not receive the payment described in paragraph (c) above because he or she was terminated as a result of an Involuntary Termination Event or by the Company without Cause prior to the time the payment was made, he or she shall also be paid the amount set forth in paragraph (c).

                           (ii) If the Participant is entitled to benefits pursuant to subparagraph (d)(i) above, then the Company shall continue to provide the Participant with medical, dental, vision, disability and life insurance coverage and employee assistance programs (or such comparable alternative benefits as the Company may, in its discretion, determine to be sufficient to satisfy its obligations to the Participant under this Plan) that are no less favorable to the Participant than such coverage as was provided to the Participant immediately prior to the Change in Control, with the same percentage of any premiums or costs for such coverage paid for by the Company as was paid for by the Company on behalf of such Participant immediately prior to the Change in Control (the "Company-Paid Coverage"). Company-Paid Coverage shall be provided to the Participant for a

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                  period that ends on the earlier of (i) six (6) months, or (ii)
                  the date that the Participant and his or her covered dependents become covered under another employer's employee benefit plans providing benefits and levels of coverage comparable to the Company-Paid Coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for the Participant and his or her covered dependents shall be the date upon which Company-Paid Coverage terminates. The Company shall provide the Participant with job outplacement services at a level commensurate with his or her position for the six
                  (6) month period following his or her termination from the Company up to a maximum of ten thousand dollars ($10,000). Company-Paid Coverage shall be provided at the Company's discretion, under either, (i) the Company's plans or (ii) other plans or arrangements secured by the Company no less favorable to the Participant and his or her dependents.

         With respect to paragraphs (a) through (d) hereof, and notwithstanding any other provision of this Plan to the contrary, the information contained in a Participant's Notice of Termination is (i) superceded by the Plan as amended, and (ii) shall be of no effect except with respect to designating Participant as a Participant in the Plan and specifying each Participant's Severance Payment Percentage (and, in particular and without limitation, not effective as to any reference thereunder to a "Benefits Continuation Period," "Severance Payment Period" or "Vesting Continuation Period"). In addition, benefits hereunder shall be in lieu of any other severance or severance-type benefits to which the Participant may be entitled under any employment agreement or any other Company-sponsored plan, practice or arrangement, and shall be reduced dollar-for-dollar by any required payments made in connection with the Participant's termination of employment pursuant to any applicable law (including without limitation the Worker Adjustment and Retraining Notification Act or any similar law of any jurisdiction).

7.       Article IV(2) is amended to read as follows:

         2. Resignation; Termination For Cause. If the Participant's employment terminates by reason of the Participant's resignation, or if the Company terminates the Participant for Cause, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company's then existing benefit plans and policies at the time and under the circumstances of such termination.

8.       Article IV(4) is amended to read as follows:

         4. Termination Apart from Change in Control In the event that a Participant's employment terminates for any reason prior to the occurrence of a Change in Control or after the fifteen (15) month period following a Change in Control, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company's existing benefit plans and policies at the time of such termination.

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9.       A new Article IX(5) is added to read as follows:

         The Plan Administrator shall have full power, authority and discretion to control and manage the operation and administration of the Plan. Any action taken by the Plan Administrator in its discretion in the exercise of authority conferred upon it by this Plan shall be conclusive and binding upon Participants and all other persons.

10. Article X(2) is amended by replacing " the eighteen (18) month period" with "the fifteen (15) month period".

11.      Article X(3) is deleted.

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